Exhibit 5

388 South Main Street
Suite 500
Akron, OH 44311-4407
Office: 330.535.5711
Fax: 330.253.8601
600 Superior Avenue East
Suite 1600
Cleveland, OH 44114-2603
Office: 216.830.6830
Fax: 216.830.6807

5321 Meadow Lane Court
Suite 7
Sheffield Village, OH 44035
Office: 440.934.8080
Fax: 440.934.8115
www.brouse.com

August 12, 2014

Universal Electronics Inc.
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707

Ladies & Gentlemen:

We are acting as counsel to Universal Electronics Inc. (the "Company") in connection with the issuance and sale by the Company of up to 1,100,000 shares of its Common Stock (the "Shares") pursuant to the Universal Electronics Inc. 2014 Stock Incentive Plan (the "Plan").

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares which may be issued and sold pursuant to the Plan have been duly authorized and, when issued and sold in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed today by the Company with the Securities and Exchange Commission to effect registration of the Shares under the Securities Act of 1933.

Very truly yours,

BROUSE McDOWELL,
A Legal Professional Association

/s/ Brouse McDowell

889868
Ref. No. 14-158